Exhibit 23.4

CONSENT OF BCE PARTNERS, LLC

Subject to the terms of that certain Engagement Letter, effective as of September 27, 2025, between BCE Partners, LLC d/b/a BCE Consulting and Forgent Power Solutions LLC (such letter, the “Engagement Letter”), we hereby irrevocably consent to the use by Forgent Power Solutions, Inc., a parent entity of Forgent Power Solutions LLC, in connection with its Registration Statement on Form S-1, and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), of our data, as amended and supplemented from time to time, and the use of our name in the Registration Statement. We also hereby irrevocably consent to the filing of this letter as an exhibit to the Registration Statement.

BCE PARTNERS, LLC d/b/a BCE CONSULTING

/s/ Craig Belanger
Name: Craig Belanger
Title: Senior Partner Date: May 19, 2026